EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT dated August 20, 2007 (the “Agreement”) by and between Westernbank Puerto Rico, a bank organized and existing under the laws of the Commonwealth of Puerto Rico (the “Company”), W Holding Company, Inc., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico and the financial holding company of the Company (the “Holding Company”), and José Armando Ramírez (the “Executive”).
     WHEREAS, the Company wishes to retain the services of the Executive for and on behalf of the Company and the Holding Company;
     WHEREAS, the Boards of Directors of the Company and the Holding Company have approved and authorized the execution of this Agreement with the Executive, which Agreement will become effective on the date of commencement of employment of the Executive;
     WHEREAS, the Compensation Committee of the Board of Directors of the Holding Company has approved the granting to the Executive an amount of options to purchase common stock of the Holding Company provided in Section 6(d) herein, as partial consideration for entering into this Agreement, which options will become effective on the date of execution of this Agreement;
     WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of employment relationship of the Company and the Executive;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein the parties agree as follows:
     1. Employment. The Company agrees to employ the Executive and the Executive agrees to the employment by the Company for the period stated in Paragraph 4 hereof and subject to the other terms and conditions herein provided. Executive’s employment with the Company will commence on September 3, 2007.
     2. Position and Responsibilities. The Company hereby employs the Executive as its Chief Financial Officer and Chief Operating Officer and shall carry out and render to the Company such services as are customarily performed by persons holding a similar position. The Executive shall also be appointed the Chief Financial Officer and Chief Operating Officer of the Holding Company. The Executive shall also perform such other related duties as he may from time to time be reasonably directed, including, but not limited to, performing duties for the Company, the Holding Company and other subsidiaries of the Company and the Holding Company. The Executive shall report to the President and Chief Executive Officer of the Company and the Holding Company. In the absence of the President and Chief Executive Officer of the Company and the Holding Company, the Executive shall report to the Boards of Directors of the Company and the Holding Company. Notwithstanding the foregoing, the Boards of Directors of the Company and the Holding Company may delegate or assign tasks to the Executive.

     3. Duties. During the period of employment hereunder, and except for illness, vacation periods, and authorized leaves of absence, the Executive shall devote his business time, attention, skill, and efforts to the faithful performance of his duties as provided herein as is customary for an executive holding a similar position in a financial institution of comparable size.
     The Executive agrees that, during the term of his employment hereunder, except with the express consent of the Board of Directors of the Company, he will not, directly or indirectly, engage or participate, become director of, or render advisory or other services for, or in connection with, or become interested in, or make any financial investment in any firm, corporation, business entity or business enterprise that directly competes with the Company, the Holding Company or their subsidiaries; provided, however, that the Executive shall not thereby be precluded or prohibited from owning passive investments, including investments in the securities of other financial institutions so long as such ownership does not require him to devote any time to the business or activities of any such firm, corporation, business entity or enterprise.
     4. Term. The initial term of employment under this Agreement shall be for a period of one (1) year, commencing on the date of commencement of employment and terminating on first anniversary thereof. On each anniversary of the date of commencement of this Agreement, the term of the employment hereunder shall automatically be extended for an additional one (1) year period beyond the then effective expiration date, unless either party receives written notice, not less than ninety (90) days prior to the anniversary date, advising the other party that this Agreement shall not be further extended. Any such written notice shall not affect any prior extensions of the term of employment hereunder.
     5. Standards. The Executive shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards as established from time to time by the Board of Directors and/or management of the Company or the Holding Company and conveyed in writing to the Executive.
     Notwithstanding anything to the contrary, nothing in this Agreement will be interpreted in any manner which would tend to limit or interfere with the authority or oversight duties and discretion of the Boards of Directors of the Company and the Holding Company to establish adequate guidelines for the effective management of the Company and the Holding Company.

6. Compensation and Reimbursement of Expenses
     (a) Compensation
     The Company agrees to pay the Executive during the term of this Agreement a base salary of $500,000 a year.
     (b) Christmas Bonus
     Subject to the approval of the Board of Directors of the Company on a yearly basis, the Executive may receive a yearly Christmas bonus equal to one month of the Executive’s salary. During 2007, such Christmas bonus, to the extent approved by the Board of Directors, shall be prorated based on the number of days that the Executive was employed by the Company.
     (c) Performance Bonus
     The annual performance bonus payable to the Executive shall be established by mutual agreement of the Executive and the Company and shall be based on certain predetermined parameters to be based on, among other things, the Company’s achievement of the business objectives contained in the Company’s annual business plan in connection with the areas of endeavor assigned to the Executive. The annual amount of such performance bonus shall have a target amount of $750,000. Actual amounts may be lower or higher than the target based on actual performance. An annual performance bonus in excess of $750,000 shall be subject to the approval of the Board of Directors of the Company. For calendar year 2007 only, the target performance bonus has been set at $350,000 upon reaching certain and determined parameters to be mutually agreed by and between the Company and the Executive. However, this bonus shall not be less than $100,000 for the remainder of year 2007.
     (d) Initial Stock Options
     In consideration for entering into this Employment Agreement, the Holding Company hereby grants the Executive options to purchase 225,000 shares of the common stock of the Holding Company (the “Initial Stock Options”) with a strike price equal to the closing price of the common stock of the Holding Company on the date of execution of this Agreement, rounded to the closest quarter points up (0.25); provided, however, that the strike price shall not be less than $3.00. The aforementioned grant of the Initial Stock Options shall be subject to all the applicable terms and conditions of the Company’s Stock Option Plan, which are incorporated by reference herein. The Initial Stock Options shall be subject to a five-year vesting schedule (20% of the Initial Stock Options shall vest each year on each anniversary of the Executive’s employment hereunder). However, in the event of a change in control, all options become fully vested.
     (e) Automobile

     The Company shall provide the Executive with a company owned automobile. Such automobile will be furnished in accordance with the existing Company’s executive automobile policy and applicable administrative guidelines as approved by the Board of Directors of the Company. The insurance, maintenance and repair expenses of the automobile shall be paid by the Company.
     (f) Relocation Expenses and Other Related Expenses
     The Company shall pay for the moving and related relocation expenses for the Executive’s transfer from the United States to Puerto Rico. The following represents a non-exhaustive list of expenses which are typical in this type of relocation:
     (i) Moving of household goods from the Executive’s current residence to Puerto Rico. This also includes applicable transfer and import taxes.
     (ii) Brokerage commission for the sale of the Executive’s principal residence in the United States.
     (iii) All reasonable legal fees incurred by the Executive in connection with his employment by the Company and the negotiation and execution of this agreement.
     (iv) Expenses related to the preparation of the Executive’s personal income tax returns for the years 2007 and 2008.
     (v) During the first six (6) months of employment, the Company shall pay for up to four (4) airline tickets for each of the Executive and his wife to travel between Ohio and Puerto Rico and the related out-of-pocket expenses related to these trips.
     (vi) The Company shall pay for the cost of hotel, apartment or other living accommodations for the Executive and his wife in Puerto Rico for up to a maximum of four (4) months.
     (vii) A “tax gross-up” payment for any relocation expense reimbursed to the Executive that is not deductible for United States or Puerto Rico income tax purposes.
The sum of all the moving and related expenses reimbursed by the Company to the Executive shall not exceed $150,000.

     (g) Reimbursement of Expenses
     Not less frequently than monthly, the Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in the performance of his duties under this Agreement, subject to the administrative practices of the Company and such reasonable documentation as may be established by the Company.
     7. Participation in Benefit Plans. The payment and benefits provided in this Agreement are independent and separate of any payment and benefits to which the Executive may be or may become entitled to under any other present or future group employee benefit plan or insurance programs of the Company for which executives of the Company are or shall become eligible, and the Executive shall be eligible to receive all benefits and entitlements for which said executives are eligible under every such plan or program.
     8. Voluntary Absences; Vacations and Sick Leave. The Executive shall be entitled, without loss of pay, to absent himself voluntarily for reasonable periods of time from the performance of his duties and responsibilities under this Agreement. All such voluntary absences shall count either as paid vacation time or sick leave, unless otherwise provided by the Board of Directors. The Executive shall be entitled to an annual paid vacation of twenty-one (21) working days per every twelve (12) month period, or such longer periods as the Board of Directors may approve, which vacations shall be scheduled by the Executive with the prior approval of the President and Chief Executive Officer, taking into account the needs of the Company. The Executive may accumulate unused paid vacation time from a twelve (12) month period to the next; provided that such accumulation shall not exceed forty-two (42) working days of unused vacation time from prior twelve (12) month periods. The Executive shall be entitled to up to twelve (12) non-cumulative working days of paid sick leave for each twelve (12) month period or such longer non-cumulative working days as the Board of Directors may approve. Upon termination of employment with or without cause, or for any reason, the Company shall pay all accrued and unused vacation at the highest rate of salary earned by the Executive, during his tenure.
     9. Benefits Payable Upon Disability or Death. The Company shall, at all times, maintain in effect disability and death benefits insurance for the benefit of the Executive in an amount at least equal to that maintained for executives of similar rank and which will not be less than that maintained by the Company for all officers and employees.
     10. Termination of Employment.
     (a) Without cause: (i) The Board of Directors may, without cause, terminate the employment under this Agreement at any time, by giving sixty (60) days written notice to the Executive or by giving the Executive 90 day notice of non-renewal of this agreement pursuant to Section 4. In such event, the Executive, if requested by the Board of Directors, shall continue to render his services, and shall be paid his regular salary up to the date of termination. In addition, the Executive shall be paid at the date of termination a lump sum severance payment equal to $500,000 plus the reasonable moving, relocation and other related expenses of the Executive moving back to the United States as provided in Section 6(f) (the “Severance Payment”), not to exceed $150,000. The Severance Payment shall be paid upon the execution of a mutually agreeable separation and release agreement by the parties hereto.

     (ii) The Executive may, without cause, terminate the Agreement by giving sixty (60) days written notice to the Board of Directors. In such event, the Executive shall continue to render his services and shall be paid his regular salary up to the date of termination, but shall not receive the Severance Payment; provided, however, that the Executive shall be entitled to the Severance Payment if the Executive terminates this Agreement because the Executive has been demoted from his positions as Chief Financial Officer and Chief Operating Officer of the Company and the Holding Company during the term of this Agreement. To the extent payable, the Severance Payment shall be paid upon the execution of a mutually agreeable separation and release agreement by the parties hereto.
     (b) With Cause: The Board of Directors may, at any time, terminate this Agreement for cause. In such event, the Executive shall not be entitled to receive any further compensation from the effective date of notice of termination and shall not receive the Severance Payment; but shall receive the accrued compensation and benefits and reimbursement of business expenses to such date. The notice of termination shall be in writing, shall set forth the date of delivery to the Executive, and the effect of termination shall not be retroactive to a date prior to delivery of such notice. For the purpose of this Agreement, “termination for cause” shall include any act or omission on the part of the Executive which involves personal dishonesty, willful misconduct, material breach of fiduciary duty, a material violation of any law, rule or regulation relating to the banking industry or the willful and continued failure of the Executive to perform the duties herein set forth. No act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. For purposes of this paragraph, any act or omission to act on the part of the Executive in reliance upon an opinion of counsel, outside auditor or advisor to the Company or to the Executive shall not be deemed to be willful or without reasonable belief that the act or omission to act was in the best interest of the Company.
     (c) If the Executive is suspended and/or prohibited from participating in the conduct of the Company’s affairs by a notice or order served under Section 8(e)(3), (e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 USC 1818(e)(3), (e)(4) and (g)(1), or any other similar provision of state or federal law now in place or enacted in the future, the Company’s obligations under this Agreement shall be suspended as of the date that notice of such suspension and/or prohibition is received by the Company, unless such prohibition and/or suspension is stayed by appropriate proceedings. If after a hearing is held and upon judicial review, the notice or order suspending and/or prohibiting the Executive from participating in the affairs of the Company is confirmed, then this Agreement shall be terminated with cause. If the charges in the notice or order are dismissed, the Company shall: (i) pay the Executive all the compensation withheld while the contractual obligations were suspended, and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

     11. Change in Control Agreement. On the date of the Executive’s commencement of employment, the Executive, the Company and the Holding Company shall enter into a Payment Agreement in the Event of a Change in Control that will entitle the Executive lump sum cash payment up to $1,500,000 if there is a “change in control” of the Company and/or the Holding Company. The terms and conditions of such Payment Agreement in the Event of a Change in Control shall be the same as those set forth on comparable agreements entered into by the Company and the Holding Company with comparable executives.
     12. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.
     13. Confidentiality; Injunctive Relief. Recognizing that the knowledge and information about, or relationships with, the business associates, customers, clients, and agents of the Company, the Holding Company and their affiliated companies and the business methods, systems, plans, and policies of the Company, the Holding Company and their affiliated companies which the Executive will receive, obtain, or establish as an employee of the Company or otherwise are valuable and unique assets of the Company and/or the Holding Company, as applicable, the Executive agrees that, during the continuance of this Agreement and thereafter, he shall not (otherwise than pursuant to his duties hereunder) disclose without the written consent of the Company, the Confidential Information or any material or substantial, confidential, or proprietary know-how, data, or information pertaining to the Company, or its business, personnel, or plans, to any person, firm, corporation, or other entity, for any reason or purpose whatsoever. The Executive acknowledges and agrees that all memoranda, notes, records, and other documents made or compiled by the Executive or made available to the Executive concerning the Company’s business or the Holding Company’s business shall be the exclusive property of the Company and/or the Holding Company, as applicable, and shall be delivered by the Executive to the Company and/or the Holding Company, as applicable, upon expiration or termination of this Agreement or at any other time upon the request of the Company and/or the Holding Company.
     The provisions of this Section 13 shall survive the expiration or termination of this Agreement or any part thereof, without regard to the reason therefore.
     The Executive hereby acknowledges that the services to be rendered by him are of special, unique, and extraordinary character and, in connection with such services he will have access to confidential information concerning the Company’s business and the Holding Company’s business. By reason of this, the Executive consents and agrees that if he violates any of the provisions of this Agreement with respect to confidentiality, the Company and/or the Holding Company would sustain irreparable harm and, therefore, inaddition to any other remedies which the Company and/or the Holding Company may have under this Agreement or otherwise, the Company and/or the Holding Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining the Executive from committing or continuing any such violation of this Agreement. The term “Confidential Information” means: (1) proprietary information of the Company or the Holding Company; (2) information marked or designated by the Company or the Holding Company as confidential; (3) information, whether or not in written form and whether or not designated as confidential, which is known to the Executive as treated by the Company or the Holding Company as confidential; and (4) information provided to the Company by third parties which the Company and/or the Holding Company is obligated to keep confidential, specifically including customer lists and information. Confidential information does not include any information now or hereafter voluntarily disseminated by the Company or the Holding Company to the public, or which otherwise becomes part of the public domain through lawful means.
     14. Interpretation of and Modifications to Agreement to Avoid Additional Code Section 409A Tax. The provisions of this Agreement shall be interpreted in a manner to the maximum extent possible to comply in good faith with Section 409A, to the extent that the parties hereto determine that Code section 409A is applicable to any provision of this Agreement. To the extent the Executive would be subject to the additional tax imposed on certain deferred compensation arrangements pursuant to Code Section 409A as a result of any provision of this Agreement, the Executive agrees to cooperate with the Company to execute any amendment to the provisions hereof reasonably necessary to avoid the imposition of such tax but only (i) to the minimum extent necessary to avoid application of such tax and (ii) to the extent that the Executive would not, as a result, suffer any reduction in the amounts otherwise payable to him under this Agreement. If the six-month delay applicable to “specified employees” under Code Section 409A is applicable to any compensation payable to Executive by the Company under this Agreement or otherwise on account of separation from service (as defined under Code Section 409A), the payment of such amounts shall be so delayed and paid as soon as practicable, and in no event more than 15 days, after the expiration of such six month period.
     15. No Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other parties. However, in the event of the death of the Executive all his rights to receive payments hereunder shall become rights of his estate.
     16. Notices. All notices required by this Agreement to be given by one party to the other shall be in writing and shall be deemed to have been delivered either:
     (a) When personally delivered to the Office of the Secretary of the Company or the Holding Company at his regular corporate office, or to the Executive in person; or

     (b) Five days after depositing such notice in the United States mails, certified mail with return receipt requested and postage prepaid at:

(i)	if to the Company or the Holding Company:

C/O Office of the Secretary
Westernbank Puerto Rico
PO Box 1180
Mayaguez, PR 00681-1180

(ii)	If to the Executive

1497 Stone Court
Westlake, OH 44145
or to such other address as each party may designate to the other parties by notice in writing in accordance with the terms hereof.
     17. Amendments or Additions. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties.
     18. Sections Headings. The Section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
     19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereto.
     20. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Puerto Rico, except to the extent that such law may be preempted by applicable Federal laws and regulations, including regulations, rules or orders issued by the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System. Venue for the litigation of any and all matters arising under or in connection with this Agreement shall be in the Court of First Instance, San Juan Superior Part for the Commonwealth of Puerto Rico, in the case of state court jurisdiction, or in the U.S. District Court for the District of Puerto Rico, in the case of federal court jurisdiction.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

WESTERNBANK PUERTO RICO	W HOLDING COMPANY, INC.

/s/ Frank C. Stipes	/s/ Frank C. Stipes

Name: Frank C. Stipes	Name: Frank C. Stipes
Title: Chairman/CEO/President	Title: Chairman/CEO

JOSE ARMANDO RAMIREZ

/s/ Jose Armando Ramírez